CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 9, 2016 on the 2015 and 2014 consolidated financial statements included in the Annual Report of Inuvo, Inc. on Form 10-K for each of the years in the two-year period ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Inuvo, Inc. on Forms S-3 (File No. 333-194798 effective April 15, 2014, File No. 333-175682, effective July 26, 2011, and File No. 333-172571, effective April 4, 2011) and on Forms S-8 (File No. 333-137666, effective September 29, 2006, File No. 333-169158, effective September 2, 2010, File No. 333-179790, effective February 29, 2012, and File No. 333-203732 effective April 29, 2015).

February 9, 2016
Clearwater, Florida